SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Whole Foods Market, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market, Inc. will be held at the Hilton Austin, 500 East 4th Street, Austin, Texas, 78701, on February 24, 2014 at 8:00 a.m. local time for the following purposes:

1.	To elect the eleven nominees named in the attached Proxy Statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2015 or upon a successor being elected and qualified;

2.	To conduct an advisory vote to approve the compensation of the named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending September 28, 2014;

4.	To consider two shareholder proposals, described in the accompanying Proxy Statement, if properly presented at the Annual Meeting of Shareholders; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 30, 2013 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Shareholders’ Meeting: We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (which we refer to as a “Notice”), rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a Notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Record Date: December 30, 2013

By Order of the Board of Directors,

Executive Vice President and Chief Financial Officer

January 10, 2014

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible by Internet, telephone or U.S. mail.

PROXY STATEMENT

OTHER INFORMATION	40
Beneficial Ownership	40
Section 16(a) Beneficial Ownership Reporting Compliance	43
Shareholders’ Proposals	43
Multiple Shareholders Sharing the Same Address	43

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on February 24, 2014

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (which we refer to as the “Company” or “we”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the Hilton Austin, 500 East 4th Street, Austin, Texas, 78701, on February 24, 2014 at 8:00 a.m. local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), we are furnishing proxy materials to many of our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate the Notice will be mailed to shareholders on or about January 10, 2014.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on December 30, 2013, the record date. On the record date, the Company had 372,293,938 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on each of the matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are five proposals, including three Company proposals and two shareholder proposals, to be considered and voted on at the meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Company Proposals

1.	To elect the eleven nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a one-year term expiring at the later of the Annual Meeting of Shareholders in 2015 or upon his or her successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

2.	To conduct an advisory vote to approve the compensation of the named executive officers. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation package granted to the named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 28, 2014. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

Shareholder Proposals

4.	To require that our Board of Directors adopt a policy related to recovery of unearned management bonuses. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

5.	To require that our Board of Directors adopt a policy related to confidential voting. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	You may vote your shares using any of the following voting alternatives:

VIA INTERNET at www.ProxyVote.com.

BY TELEPHONE by viewing the proxy materials at www.ProxyVote.com and using a touch-tone phone and the toll-free number provided at that time. You can also use a telephone to request a paper copy of the proxy materials.

BY MAIL, completing and mailing in a paper proxy card, as outlined in the Notice.

IN PERSON at the Company’s Annual Meeting.

You are encouraged to read all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares, and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you.

Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. Even if you plan on attending but later decide not to attend, your vote will be counted if you vote by Internet, telephone or mail.

We encourage you to register your vote via the Internet at www.ProxyVote.com. If you attend the meeting, you may also submit your vote in person, in which case any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on February 23, 2014, or the Company’s agent must receive your paper proxy card on or before February 23, 2014. If you participate in the Company’s 401(k) plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Company’s 401(k) plan trustee to vote, the trustee must receive your voting instructions via Internet or by phone by 11:59 p.m., Eastern Time, on February 20, 2014, or the Company’s agent must receive your paper proxy card on or before February 20, 2014. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Q:	If I do provide voting instructions and/or grant my proxy, who will vote my shares at the meeting and how will they vote my shares?

A:	John Mackey and Walter Robb are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, John Mackey and Walter Robb, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and on executive compensation related matters. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes; however, except as required by applicable law or regulations, votes submitted as abstentions will not be counted as votes FOR or AGAINST any matter presented for shareholder approval.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	We hired Carl T. Hagberg and Associates to judge voting and be responsible for determining whether or not a quorum is present. We hired Broadridge Financial Services, Inc. to tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners and the fee to Georgeson Inc., who will help us solicit proxies, of $8,500, plus expenses. In addition, proxies may be solicited by mail, email, in person, or by telephone or fax by certain of our directors, officers and other team members.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2013 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at http://www.wholefoodsmarket.com/company-info/investor-relations/corporate-governance.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of eleven members. All eleven members of the Board of Directors are elected by the holders of our common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the meeting and entitled to vote.

Current Nominees

The director nominees are Dr. John Elstrott, Gabrielle Greene, Shahid (Hass) Hassan, Stephanie Kugelman, John Mackey, Walter Robb, Jonathan Seiffer, Morris (Mo) Siegel, Jonathan Sokoloff, Dr. Ralph Sorenson and William (Kip) Tindell, III. Each of the nominees is currently a member of the Board of Directors and each has been nominated for election at the Annual Meeting to hold office until the later of the next annual meeting or the election of his/her respective successor.

Using Rule 5605 of the NASDAQ Listing Rules as a guide, the Board of Directors, upon the advice of the Nominating & Governance Committee, has determined that all of the director nominees, other than Mr. Mackey and Mr. Robb, are “independent directors” because (i) they are not executive officers or employees of the Company; and (ii) in the opinion of the Board of Directors, they do not have a relationship that will interfere with the exercise of independent judgment in carrying out their responsibilities as directors.1 This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The Board of Directors considered the following information in determining whether or not our directors are independent. Mr. Mackey and Mr. Robb are current Company officers, and accordingly the Board of Directors has concluded that neither is currently an independent director. With respect to our other directors, some serve on the boards of or have an ownership interest in privately held companies, including some companies that are vendors of the Company. Several of these directors have been entrepreneurs in the organic-foods industry for a number of years and our Board of Directors believes that
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1	Rule 5605 of the NASDAQ Listing Rules specifically excludes the following persons from the definition of Independent Director: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (E) a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (F) a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years. In addition to the requirements described above, audit committee and compensation committee members are also subject to the additional, more stringent requirements of NASDAQ Listing Rules 5605(c)(2) and 5605(d)(2), respectively.

their industry experience is valuable to the Company. As of October 31, 2013, in many cases the ownership interest of any Board member in a vendor amounted to less than 2% of the vendor’s outstanding ownership interests, and in all cases amounted to less than 5% of the vendor’s outstanding ownership interests. Collectively, the Company’s purchases of product from all vendors in which any of our directors had an ownership interest and/or served as a director represented approximately 2% of the Company’s cost of goods sold during fiscal year 2013. Furthermore, Jonathan Seiffer and Jonathan Sokoloff are both partners of Leonard Green & Partners, L.P., which is an affiliate of Beacon Holding Inc. During 2011, Beacon Holding Inc. purchased BJ’s Wholesale Club, Inc., which is a leading warehouse club operator in the eastern United States. Messrs. Seiffer and Sokoloff are each a director of BJ’s Wholesale Club, Inc.

Further discussion concerning director independence is available on our website at: http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/CorporateGovernance Principles.pdf.

The information provided below is biographical information about each of the nominees, including other public company board memberships. Age and other information in each nominee’s biography are as of December 19, 2013.

Dr. John Elstrott, 65, has served as the Chairman of the Board since 2009 and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is an Emeritus Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which he started in 1991. Dr. Elstrott served as a director and member of the audit, compensation and nominating and governance committees of the board of directors of Stewart Enterprises, Inc. from April 2011 to December 2013; Dr. Elstrott served as Stewart’s lead independent director from January 2012 to December 2013. Dr. Elstrott has a PhD in Economics and significant business experience, including over 40 years of experience as an entrepreneur and investor. Dr. Elstrott brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and history with the Company.

Gabrielle Greene, 53, has served as a director of the Company since 2003. Ms. Greene has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Greene served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005. Ms. Greene also serves on the board of directors of Stage Stores, Inc. and previously served on the boards of directors of IndyMac Bank from January 2008 through July 2009 and Bright Horizons Family Solutions from September 2007 through May 2009. Ms. Greene has an MBA with a focus in finance from Harvard Business School and a JD from Harvard Law School. Ms. Greene brings to our Board of Directors financial, leadership and risk assessment experience as well as her entrepreneurial experience and history with the Company.

Shahid (Hass) Hassan, 65, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan was a co-founder, President and CEO of Alfalfa’s Market, President of Wild Oats Marketplace and founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom in 1999. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when it was acquired by the Company. Mr. Hassan has over 35 years of experience in the retail grocery business in both public company and private company settings. Mr. Hassan brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Stephanie Kugelman, 66, has served as a director of the Company since November 2008. Ms. Kugelman is the Chairman of A.S.O., A Second Opinion, a strategy and branding consultancy she founded in 2006. She was previously Vice Chairman and Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. Ms. Kugelman also serves on the board of directors of HSN, Inc. Ms. Kugelman brings to our Board of Directors entrepreneurial, leadership, financial and risk assessment experience as well as her marketing strategy and branding experience.

John Mackey, 60, co-founder of the Company, has served as Co-Chief Executive Officer since May 2010, was the Chief Executive Officer from 1978 to May 2010 and was President from 2001 to 2004. Mr. Mackey has served as a director of the Company since 1978 and served as Chairman of the Board from 1978 through December 2009. Mr.

Mackey brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Walter Robb, 60, has served as Co-Chief Executive Officer since May 2010. Mr. Robb also served as the Co-President and Co-Chief Operating Officer from 2004 to May 2010, as Chief Operating Officer from 2001 to 2004, and as Executive Vice President from 2000 to 2001. Since joining the Company in 1991, Mr. Robb has also served as Store Team Leader and President of the Northern Pacific Region. Mr. Robb has served as a director of the Company since May 2010. Mr. Robb also serves on the board of directors of The Container Store. Mr. Robb brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Jonathan Seiffer, 42, has served as a director of the Company since December 2008. He has been a Partner of Leonard Green & Partners, L.P. since 1999 and joined Leonard Green & Partners, L.P. in 1994. Mr. Seiffer has 19 years of experience in investment banking and private equity. Mr. Seiffer brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Morris (Mo) Siegel, 64, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capital Peaks Investments, an investment firm, since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also served on the board of directors of Spicy Pickle Franchising, Inc. until September 2011. Mr. Siegel brings to our Board of Directors financial and risk assessment experience as well as his food products, entrepreneurial and leadership experience and history with the Company.

Jonathan Sokoloff, 56, has served as a director of the Company since December 2008. He has been a Managing Partner of Leonard Green & Partners, L.P. since 1994 and joined Leonard Green & Partners, L.P. in 1990. Mr. Sokoloff served on the board of directors of Rite Aid Corporation until May 2011 and currently serves on the board of directors of The Container Store. Mr. Sokoloff brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Dr. Ralph Sorenson, 80, has served as a director of the Company since 1994. Dr. Sorenson is the Managing Partner of the Sorenson Limited Partnership which focuses on venture capital investments in a diverse range of entrepreneurial start-ups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and a former faculty member at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson is a former director of the Federal Reserve Bank of Boston, a Life Trustee and former Chairman of the Board of the Boston Museum of Science, and a member of the President’s Council of Olin College of Engineering. Over the years he has served on the boards of directors of more than a dozen public companies. Dr. Sorenson brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and expertise and history with the Company.

William (Kip) Tindell, III, 60, has served as a director of the Company since November 2008. He co-founded The Container Store in 1978 and is Chairman and CEO. Mr. Tindell serves on the Executive Committee of the National Retail Federation Board of Directors and was inducted into the Retailing Hall of Fame in 2006. Mr. Tindell brings to our Board of Directors financial and risk assessment experience as well as his entrepreneurial and retail leadership experience.

The Nominating & Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules, recommended the eleven directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation and each nominee’s credentials and experience outlined above, the Board of Directors has determined that each such nominee can make a significant contribution to the Board of Directors and should serve as a director of the Company. Our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

CORPORATE GOVERNANCE

Directors and Committee Assignments

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

Name	Committees
Dr. John Elstrott *	Audit
Gabrielle Greene	Audit (Chair), Compensation
Hass Hassan	Audit
Stephanie Kugelman	Nominating & Governance
John Mackey	None
Walter Robb	None
Jonathan Seiffer	Audit
Mo Siegel	Audit, Compensation (Chair)
Jonathan Sokoloff	Compensation
Dr. Ralph Sorenson	Compensation, Nominating & Governance (Chair)
Kip Tindell	Nominating & Governance
* Chairman of the Board

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

  Audit Committee. The duties of the Audit Committee are set forth in its charter which can be found on our website at:

http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/auditcommitt ee_charter.pdf. Please also see the Audit Committee Report found under “Proposal 3” in this Proxy Statement.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and the audits of the Company’s financial statements, and other such duties as directed by the Board of Directors. The Committee is expected to maintain free and open communication with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. The Audit Committee’s responsibilities include: (i) selecting, hiring and evaluating our independent auditor; (ii) overseeing the integrity of our financial statements and monitoring our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; (iii) overseeing internal auditing processes; (iv) reviewing with management our audited financial statements, earnings announcements, regulatory filings and other public announcements regarding our results of operations; (v) inquiring about significant risks, reviewing our risk assessment and management policies, and assessing steps taken to control these risks; (vi) establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and (vii) reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

The Board of Directors has determined that all Audit Committee members are “audit committee financial experts” under the regulations promulgated by the SEC. The Board of Directors has also determined that each of the directors serving on our Audit Committee is independent within the meaning of the applicable rules of the SEC and the NASDAQ Listing Rules.

  Compensation Committee. The duties of the Compensation Committee are set forth in its charter which can be found on our website at:

http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/Compensatio nCommitteeCharter-December-11-2013.pdf.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and team member stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Co-Chief Executive Officers based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Co-Chief Executive Officers; reviewing and approving the compensation of executive officers other than the Co-Chief Executive Officers; reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; annually reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; monitoring directors’ compliance with the Company’s stock ownership guidelines; at least annually, reviewing and assessing the adequacy of the charter and participating in an evaluation of the Committee; and working with Company management to address any conflict of interest with any compensation adviser engaged by the Compensation Committee. The Compensation Committee Charter does not provide for any delegation of these duties.

Regarding most compensation matters, including executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee.

The Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the applicable rules of the SEC and the NASDAQ Listing Rules.

Neither the Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2013 executive compensation.

  Nominating & Governance Committee. The duties of the Nominating & Governance Committee are set forth in its charter which can be found on our website at:

  http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/nominatinggo verancecommitteecharter.pdf.

  The Nominating & Governance Committee’s purpose is to monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors. The Nominating & Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The Board of Directors believes it is in the best interest of the Company and its shareholders to identify and select highly qualified candidates to serve as directors and for the Board of Directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating & Governance Committee’s direction. Any shareholder recommendation should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of his or her willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s

Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company). In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating & Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating & Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

The Board of Directors has determined that each of the directors serving on our Nominating & Governance Committee is independent within the meaning of the applicable rules of the SEC and the NASDAQ Listing Rules.

During fiscal year 2013, the Board of Directors and the various committees held the following number of meetings: Board of Directors, seven meetings; Audit Committee, nine meetings; Compensation Committee, five meetings; and Nominating & Governance Committee, two meetings. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof) that they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. All members of the Board of Directors attended the Company’s 2013 Annual Meeting of Shareholders.

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and CEO. These roles were previously combined, with all of the powers traditionally granted to a Chairman of the Board instead held by our lead director. However, in multiple years, shareholder activist groups focused on the Company in an attempt to have our shareholders vote to separate the roles of Chairman of the Board and CEO. Although our shareholders declined to separate these roles, to avoid unnecessary distraction and protect the Company’s corporate governance profile, Mr. Mackey voluntarily gave up the Chairman of the Board title, effective December 2009. The Company is currently fortunate to be able to draw on the talents and visionary skills of its Co-Chief Executive Officers, John Mackey and Walter Robb, and its Chairman of the Board, Dr. Elstrott. Given the above facts, currently the Company believes a structure which separates the roles of Chairman of the Board and CEO is in the best interests of the Company and its stakeholders.

Compensation Committee Interlocks and Insider Participation

No member of our Board of Directors’ Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board of Directors’ Compensation Committee.

Code of Business Conduct

The Company expects all of its team members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Board of Directors has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/CodeofBusinessCondu ct2013.pdf. The Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

DIRECTOR COMPENSATION

Director Compensation Table for Fiscal Year 2013

For fiscal year 2013, each of our non-employee directors received the following: a $9,374 quarterly retainer; $6,897 for each Board of Directors’ meeting attended in person; $1,263 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $5,053 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,684 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,263 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $632 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. Each quarter a retainer was paid to the Chairman of the Board in the amount of $10,721. Finally, each quarter the Board of Directors Committee Chairs received the following retainers: $4,015 to the Audit Committee Chair; $2,105 to the Compensation Committee Chair; and $2,105 to the Nominating & Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and our Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. All directors are in compliance with this policy. See Other Information – Beneficial Ownership for information regarding the Company ownership interests of each member of our Board of Directors. The members of our Board of Directors receive regular grants of options and restricted stock. Options and restricted stock become exercisable in four equal installments (or three equal installments for restricted stock granted November 16, 2011) each year beginning on the first anniversary of the grant date.

The following table provides compensation information for the fiscal year ended September 29, 2013 for each member of our Board of Directors.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
		(1)	(2)	(3)
Dr. John Elstrott	$129,503	$55,248	$97,469	$-	$282,220
Gabrielle Greene	104,097	55,248	97,469	1,050	257,864
Hass Hassan	88,158	55,248	97,469	-	240,875
Stephanie Kugelman	88,158	55,248	97,469		240,875
John Mackey(4)	-	-	-	-	-
Walter Robb(4)	-	-	-	-	-
Jonathan Seiffer	78,924	55,248	97,469	-	231,641
Mo Siegel	96,516	55,248	97,469	2,736	251,969
Jonathan Sokoloff	71,994	55,248	97,469	-	224,711
Dr. Ralph Sorenson	96,516	55,248	97,469	-	249,233
Kip Tindell	86,280	55,248	97,469	-	238,997

(1)       Amounts represent the grant date fair value. See Note 13 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 29, 2013 regarding assumptions underlying the valuation of equity awards. The total number of shares granted to each specified director during fiscal year 2013 was 1,200. At fiscal year end the aggregate number of stock awards outstanding for each director was as follows: Dr. John Elstrott 1,960; Gabrielle Greene 1,960; Hass Hassan 1,960; Mo Siegel 1,960; Dr. Ralph Sorenson 1,960; Stephanie Kugelman 1,960; Kip Tindell 1,960; Jonathan Seiffer 1,200; and Jonathan Sokoloff 1,200. Leonard Green & Partners, L.P. had 1,520 restricted shares outstanding which were granted in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These shares might be considered beneficially owned by Mr. Seiffer and Mr. Sokoloff.

(2)       Amounts represent the grant date fair value. See Note 13 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 29, 2013 regarding assumptions underlying the valuation of equity awards. The total number of options granted to each specified director during fiscal year 2013 was 7,250. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Dr. John Elstrott 27,874; Gabrielle Greene 33,250; Hass Hassan 33,250; Mo Siegel 33,250; Dr. Ralph Sorenson 35,250; Stephanie Kugelman 37,000; Kip Tindell 33,250; Jonathan Seiffer 11,750; and Jonathan Sokoloff 11,750.

Leonard Green & Partners, L.P. had 18,000 options outstanding which were granted in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These options might be considered beneficially owned by Mr. Seiffer and Mr. Sokoloff.

(3)       The specified amount relates to reimbursement payments for continuing board education. The Company’s policy is that, upon request from a director, the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for continuing board education, including related travel and meal expenses, up to $7,500 in any calendar year.

(4)       See Summary Compensation Table for disclosure related to Mr. Mackey and Mr. Robb, who are also executive officers of the Company. Neither Mr. Mackey nor Mr. Robb receives any compensation for serving as a member of the Board of Directors.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve on an advisory basis our fiscal year 2013 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s 2011 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of our named executive officers every year. This non-binding, advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As discussed in the following “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic team members who are enthusiastic about the Company’s mission and culture in order to achieve our corporate objectives and increase shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of our Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following section explains our compensation programs, with an emphasis on the compensation of our seven executive officers, who we refer to as our “ named executive officers”:

  John Mackey and Walter Robb, our Co-Chief Executive Officers

  A.C. Gallo, our President and Chief Operating Officer

  Glenda Flanagan, our Executive Vice President and Chief Financial Officer

  Jim Sud, our Executive Vice President of Growth and Business Development

  David Lannon and Ken Meyer, our Executive Vice Presidents of Operations.

SEC rules require us to disclose the compensation of our principal executive officers (John Mackey and Walter Robb), our principal financial officer (Glenda Flanagan) and the three most highly compensated executive officers other than the principal executive officers and principal financial officer. We have included an additional executive officer in order to present compensation information for all of our executive officers.

2013 Shareholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting, a substantial majority of our shareholders approved the compensation of our named executive officers, with 96% of the votes cast in favor of our executive compensation proposal. Our Compensation Committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities. Our Compensation Committee did not implement changes to our executive compensation program for 2013 as a result of the vote, partly because it believed that the vote demonstrated that our shareholders support the overall design of the program.

Summary of Compensation Practices

We continually evaluate our compensation practices to ensure that they help us to achieve our compensation goals and align with our core values. Set forth below are some examples of practices currently in place that demonstrate our commitment to our goals and values.

Compensation Practice	Explanation
Salary cap

As further described in the section entitled “Cash Compensation,” our compensation philosophy emphasizes internal pay equity. In this regard, we have generally limited the cash compensation of any team member (including our executive officers) to a certain multiple of the average annual wage of all full-time team members, with limited exceptions described below. For 2013, this multiple was 19 times the average annual wage.

Limit on executive officers’ annual equity grants

We generally seek to limit the total number of shares issuable under our stock incentive plan to the 32 members of the Whole Foods Leadership Network (which includes our executive officers) to approximately 10% of all shares issuable under equity grants made to all team members in a fiscal year. This guideline is part of our internal pay equity considerations when we set executive compensation.

Compensation Practice (continued)	Explanation (continued)
Recoupment policy

We adopted a recoupment policy that applies to compensation paid in fiscal year 2014 and going forward. Under the policy, our Compensation Committee may seek to recoup from our current and former named executive officers any excess incentive based cash compensation awarded as a result of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws. Although we may need to revise our policy depending on the final recoupment rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we believe this policy is a good governance practice that would be beneficial for our Company even ahead of the final rules.

Benchmarking

While our Compensation Committee may review practices of other companies to have a point of reference when making compensation decisions, we do not “benchmark” our executive officers’ compensation so that it must equal a certain percentage of compensation awarded by other companies. We believe that such benchmarking has been a factor in the exponential growth in executive compensation that is common at other companies, and that it is not the best practice for our own Company’s stakeholders.

Pay equity among executive officers

Each of our executive officers generally receives the same base salary and annual bonus (before any reductions due to the salary cap) and the same size “leadership grant” of stock options, although we from time to time award additional equity grants as discussed below under the “Equity Compensation” section. Our executive officers act as a team, and we believe this pay equity emphasizes their teamwork and is fair to them and our stakeholders. In addition, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards effective January 1, 2007.

Egalitarian welfare benefit structure with limited perquisites	Our executive officers generally receive the same benefits that other full-time team members receive, including a team member purchase discount card and health insurance.
No Section 280G tax gross ups	We do not provide Internal Revenue Code Section 280G “golden parachute” tax gross ups.
No new hedging or pledging arrangements by executive officers

In January 2013, we revised our insider trading policy to prohibit our executive officers (and other Section 16 insiders) from entering into any new hedging or pledging arrangements involving our stock.

Objectives of Our Compensation Programs

Our compensation and benefit programs reflect our philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The primary objective of our compensation programs, including our executive compensation program, is to attract and retain over the long term, qualified and energetic team members who are enthusiastic about our mission and culture, providing them with sufficient income and other benefits to keep them focused on the Company as their employer. A further objective of our compensation programs is to reward each of our team members for their contribution to the Company. Finally, we endeavor to ensure that our compensation programs are perceived as fundamentally fair to all stakeholders.

Our Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for our seven executive officers.

Elements of Executive Compensation Program

The elements of our executive compensation program are similar to the elements used by many companies and are as follows:

1.	Cash Compensation – including base salary and bonus
2.	Equity Compensation – including stock option grants and, in some years, restricted share issuances
3.	Executive Retention Plan and Non-Compete Arrangement

In addition, we have placed a cap on executive and other leadership members’ salaries and equity grants. The exact base pay, bonus formulas, equity grants, cash salary cap, and agreement terms are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining team members who may have other attractive employment opportunities. Other than benefit hours pool balances (described below), cash compensation generally is paid as earned.

Cash Compensation: What Our Compensation Program is Designed to Reward

Annual executive officer cash compensation consists of a base salary component and the incentive component discussed below. Our cash compensation program is designed to reward teamwork and each team member’s contribution to the Company. With regard to the bonus, in measuring the executive officers’ contribution to the Company, our Compensation Committee considers numerous factors, including our growth and financial performance through reference to the metrics set forth below and general marketplace conditions. On September 9, 2009, our Board of Directors approved an executive incentive compensation plan, which we refer to as the “Bonus Plan,” in which all of our executive officers, other than Mr. Mackey, participate.2 This Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by our Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary. Historically, the committee has determined the quantitative and qualitative portions of the bonus for the executive officers as a group, and has not differentiated among the officers based on personal performance. In determining the qualitative bonus amount, our Compensation Committee attempts to reward specific accomplishments that are important to the long-term health of the Company. For example, the committee may consider subjective factors such as long-term strategy development, future company leader development, product differentiation plans, vendor relationships, and generally how smoothly the executive team is working together. Our Compensation Committee believes that such factors may not be reflected in a single year’s quantitative results. The qualitative portion of the Bonus Plan also may be used to recognize and reward the role of the executive officers in
____________________

2	Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo any future cash compensation and equity awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off.

meeting other challenges that are not reflected in the quantitative bonus criteria, either because they are unanticipated or because they are due to general economic conditions. For example, if our results of operations were below expectations as a result of an unexpectedly weak U.S. economy, but we significantly outperformed most other food retailers and/or our own revised expectations due to the management team’s appropriate strategic adjustments, the quantitative bonus might not function as intended and therefore need to be adjusted to reward performance.

The quantitative bonus criteria are selected at the beginning of the fiscal year by the Compensation Committee in its discretion, exclusively from the following list of thirteen possible criteria:

1.	Comparable store sales growth – year-over-year sales growth at existing stores, calculated on a store-by-store basis. The sales of a store are deemed to be comparable commencing in the 53rd full week after the store opened or was acquired.
2.	Total sales growth – year-over-year improvement in sales, as reported in our consolidated statements of operations.
3.	Earnings before interest, taxes and non-cash expenses (“EBITANCE”) – earnings before interest, taxes and non-cash expense. Non-cash expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payment expenses, deferred rent and last-in, first-out (“LIFO”) charge.
4.	Year-over-year improvement in EBITANCE – the year-over-year increase in EBITANCE, described above.
5.	Net operating profit after taxes (“NOPAT”) – our net operating profit after taxes, which may be adjusted for certain amounts that the Compensation Committee determines would otherwise skew the outcome of this executive performance measure. For fiscal year 2013, NOPAT did not include any such adjustments.
6.	Year-over-year improvement in NOPAT – the year-over-year increase in NOPAT.
7.	Year-over-year per square foot improvement in NOPAT – the year-over-year increase in NOPAT divided by the leased square footage of our stores.
8.	NOPAT return on invested capital (“NOPAT ROIC”) with certain other adjustments – the result of dividing NOPAT for the Company by total invested capital. For fiscal year 2013, NOPAT ROIC did not include any such adjustments.
9.	Year-over-year improvement in NOPAT ROIC – the year-over-year increase in NOPAT ROIC.
10.	Economic Value Added (“EVA”) – net operating profits after taxes minus a charge on the cost of invested capital necessary to generate those profits.
11.	Year-over-year improvement in EVA – the year-over-year increase in EVA.
12.	Positive free cash flow – the Company’s net cash provided by operating activities minus capital expenditures.
13.	Year-over-year improvement in average store development cost per square foot – the year-over-year decrease in average store development cost per square foot. Average store development cost per square foot is calculated by dividing average store development costs by leased square footage for stores opened during the fiscal year.

In selecting bonus criteria, associated amounts and weightings, the Compensation Committee attempts to determine which factors will better measure the executive officers’ performance, taking into consideration our current major goals and financial forecast, as well as general economic conditions. For example, if we were to dramatically increase our growth plan, positive free cash flow would be negatively impacted and the Compensation Committee might choose a different amount/weighting of this metric or choose a completely different metric. For fiscal year 2013, the following six quantitative performance criteria, formulas and relative weightings were approved at the beginning of the fiscal year by the Compensation Committee:

1.	Comparable store sales growth	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.005 (or 0.50%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
3.	NOPAT ROIC	$8,000 is earned for every 10 basis points of return, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
4.	Year-over-year improvement in EVA	For every dollar of results, $0.0175 (or 1.75%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
5.	Positive free cash flow	For every dollar of results, $0.0015 (or 0.15%) is earned, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.
6.	Year-over-year improvement in average store development cost per square foot	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.

All criteria are adjusted for inflation. Comparable store sales growth, year-over-year improvement in EBITANCE, and year-over-year improvement in EVA were also adjusted in fiscal years 2012 and 2013 to be on a 52-week to 52-week basis. With regard to the performance criteria selected for fiscal year 2013, all performance criteria that resulted in positive dollar amounts were summed to determine the quantitative bonus amount. Performance criteria that resulted in a neutral or negative dollar amount were not subtracted from and otherwise would not have an impact on the quantitative bonus amount. Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside the control of our executive officers.

Cash Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee intends to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it has a long-term negative impact on our other stakeholders. Each executive’s current and prior compensation is considered in setting future compensation. The incentive bonus is included in compensation to help align the financial incentives with the financial interests of our shareholders, primarily growth and return on invested capital. The criteria used to calculate the quantitative portion of the Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the Bonus Plan was included to provide the committee with some level of planned discretion in granting executive bonuses.

We review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for team members, including executives, and we must remain competitive; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders.

We are committed to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay team members in relation to any fiscal year, which we refer to as the “salary cap.” Cash payments, including base salary and amounts paid under our incentive compensation plan, fall within the scope of our salary cap.3

The salary cap is set each fiscal year by our Compensation Committee through use of a multiple of our full-time team members’ average annual wage. In reviewing the multiple for a fiscal year, our Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding team members. We have increased this multiple three times since the salary cap policy was first adopted
____________________

[3]	Team members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. Additionally, any team member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Employee benefits, stock options and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. The salary cap does not apply in the team member’s year of termination or retirement. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment.

approximately 27 years ago. Each of these increases was made to keep the compensation paid to our executives competitive in the marketplace. The following is the salary cap calculation for the past five fiscal years:

Fiscal Year	Average Hourly Wage	Average Annual Wage	Multiple	Salary Cap
	(*)	(**)
2013	$18.89	$39,289	19	$746,500
2012	18.63	38,747	19	736,200
2011	18.24	37,947	19	721,000
2010	17.84	37,107	19	705,037
2009	16.98	35,318	19	671,050

(*)       “Average Hourly Wage” is the total cash compensation of all full-time team members in a fiscal year divided by the total hours worked by all such team members in that year.

(**)       “Average Annual Wage” is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours per week and a 52-week year.

Equity Compensation: What Our Compensation Program Is Designed to Reward

As stated above, stock price performance has not been a factor in determining annual cash compensation. However, because we believe a relationship exists between our stock price and our team members’ performance – through driving sales and improving earnings – our compensation program is designed to reward team members, including our executive officers, for positive stock price performance, through equity grants pursuant to our broad-based plan. We believe this strategy helps to more closely align the economic interest of our team members and our shareholders.

All of our full-time and part-time team members are eligible to receive stock options through annual leadership grants or through service hour grants once they have accumulated 6,000 service hours (approximately three years of full-time employment).4 More than 95% of the equity awards granted under our stock plan since its inception in 1992 have been granted to team members who are not executive officers. Each of our executive officers (other than Mr. Mackey who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock option plan. With respect to the annual leadership grants, our Compensation Committee provides a discretionary award of a similar number of options to each executive officer. From time to time, our Compensation Committee may determine that additional equity grants, including possible restricted share issuances, are warranted in order to reward exceptional performance, motivate future strong performance, retain valuable team members and keep the Company competitive.

Equity Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation, and its allocation may change from year to year. In determining the amount of such awards, our Compensation Committee considers a number of factors, including historic practice such as the amount of prior grants, our recent performance, general market conditions, the need to retain and motivate team members, the pool of discretionary grants for all team members, and our philosophy of fairness to all stakeholders.

Our Compensation Committee intends to limit the number of shares granted to all team members in any one fiscal year so that annual earnings dilution from share-based payment expense will not exceed 10%. The Company’s actual dilution from share-based payment expense for each fiscal year since 2006 has been less than 10%.

Historically, our Compensation Committee has sought to limit the total number of shares issuable under equity grants to the 32 members of the Whole Foods Leadership Network (which we refer to as “WFLN”), which includes our named executive officers, to approximately 10% of all shares issuable under equity grants made to all team members in such fiscal year. The Company has followed this practice for each fiscal year, except 2010 and 2013, since WFLN was established more than a decade ago. The exception in fiscal year 2010 was primarily the result of
____________________

[4]	Service hour grants are allocated to each eligible team member based on the proportion of their total accumulated service hours.

our Compensation Committee’s decision to reward WFLN members’ extraordinary work and results in responding to the economic downturn of 2009. The exception in fiscal year 2013 was primarily due to replacement awards granted to Walter Robb and A.C. Gallo in connection with the rescission of awards originally granted to each of them in 2010. This rescission is discussed in more detail below in the Review of 2013 Compensation section of this Compensation Discussion and Analysis.

For 2013, all equity grants were recommended by the executive team, and the final determination was made by our Compensation Committee after discussions among the executive team and the committee, taking into consideration: (1) our usual broad-based grants, (2) our recent positive performance, (3) the proportion of awards granted to WFLN, and (4) our stakeholder fairness philosophy, including the requirement to expense equity grants and our current intent to limit the number of shares granted in any one year so that annual earnings dilution from share-based payment expenses will not exceed 10%.

In each fiscal year, we establish a pool of grants based on prior year grants to all team members with a growth factor. We then estimate earnings dilution from share-based payment expense (to set the dilution guideline for our Compensation Committee) and determine the portion that should be granted to WFLN. As necessary, the Compensation Committee reviews whether or not circumstances exist that suggest a deviation from our general practices.

Subject to certain exceptions, we schedule equity grant dates well in advance of any actual grant. The grant date is established when our Compensation Committee approves the grant, and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. Our general policy is for the primary annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully informed market price. At times we make exceptions to this policy, including in connection with a December 2012 grant, which was made during the open trading window that followed the official announcement of our first quarter results. This December 2012 grant is discussed below. If at the time of any planned option grant date any member of our Board of Directors or executive team is aware of material non-public information, we would not generally make the planned grant. In such event, as soon as practical after material information is made public, our Compensation Committee generally would have a special meeting and/or otherwise take all necessary steps to authorize the delayed grant. Executives are not treated differently from other team members in the grant process. Our Compensation Committee has delegated to our executive team the power to administer, subject to and within the limitations of the express provisions of our stock incentive plan, all aspects of outstanding and future grants of stock options under the plan. This delegation, however, does not include the authority to (i) determine when and how each award will be granted; what type or combination of types of awards will be granted; the time or times when an award may be exercised; the number of shares with respect to which an award will be granted to each participant; the exercise price or the purchase price for shares under an award; or the terms, performance criteria or other similar conditions, vesting periods or any restrictions for an award or any restrictions on shares acquired pursuant to an award; (ii) change the name of participant for whose benefit an award is or will be granted under the plan; (iii) accelerate or defer the vesting of any rights under an award; or (iv) amend any award agreement with respect to the foregoing provisions, other than to correct any defect, omission, or inconsistency in any award agreement granted to persons who are not executive officers.

On December 4, 2012, our Compensation Committee awarded special leadership grants of stock options to our executive officers. The purpose of the grants was to reward the executives for the prior year’s performance and to motivate future strong performance.

Executive Retention Plan and Non-Compete Arrangement: What Our Compensation Program Is Designed to Reward

Through use of our Executive Retention Plan and Non-Compete Arrangement, we reward each executive’s long-term service with the Company and set forth the terms under which the Company and each executive, other than Mr. Mackey, may agree to protect our confidential information and market position after any such executive’s employment is terminated. Through this arrangement, we also encourage our executives’ continued services in the event a change in control becomes likely and/or occurs.

We believe this arrangement will protect our market position by discouraging our executives’ seeking employment with our competitors and by protecting our confidential information. In the case of a change of control, we believe the arrangement strikes a balance between incentive and executive retention without providing the benefits to an executive who continues to be employed by an acquiring company.

Executive Retention Plan and Non-Compete Arrangement: How We Choose Amounts and/or Formulas for Each Element

The elements of this arrangement were determined by generally studying the compensation arrangements of other companies within the United States, specifically non-compete agreements and change-of-control agreements. In applying these types of arrangements to the Company, our Compensation Committee considered the need to protect our strong market position, our current compensation programs and the need to motivate compliance with the arrangement through sufficiently high payments.

This arrangement is discussed in detail below under the heading titled: Potential Payments on Termination/Change of Control - 2010 Executive Retention Plan and Non-Compete Arrangement.

Tax and Certain Other Factors Considered by the Compensation Committee

In structuring our compensation programs, we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain years our executives may have compensation which results in non-deductibility under Internal Revenue Code Section 162(m).

Regarding most compensation matters, including the form and amount of executive and director compensation, our executive team provides recommendations to our Compensation Committee. These recommendations include recommendations with respect to changes to executive team salaries, changes to the bonus plan, annual stock option grants, restricted stock grants, discretionary bonuses, other incentive awards and the fees paid to directors. Our Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the committee does not delegate any of its functions to others in setting compensation.

Neither our Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2013 executive compensation.

Review of 2013 Compensation

John Mackey

Effective January 1, 2007, John Mackey, our Co-Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off. For fiscal year 2013, Mr. Mackey earned $1 in base salary. Mr. Mackey will continue to receive the same non-cash benefits that other full-time team members receive, including a team member purchase discount card and health insurance.

Members of the Executive Team Other Than John Mackey

Cash compensation. For fiscal year 2013, the Compensation Committee increased the salary of each of our named executive officers, other than Mr. Mackey, to $458,600. For each member of the executive team other than Mr. Mackey, the quantitative portion of the bonus was calculated to be $738,800 for fiscal year 2013. Additionally, the Compensation Committee awarded each of the members of the executive team, other than Mr. Mackey, the maximum qualitative bonus of $137,600 (30% of their annualized salary rate) in recognition of and appreciation for excellent performance during fiscal year 2013; however, the actual amount paid to these executive officers under the Bonus Plan was limited by the salary cap. The salary cap caused our executive officers other than Mr. Mackey to forfeit $588,500 in cash compensation that they otherwise earned. Each member of the executive team, other than

Mr. Mackey and Mr. Sud, also received a matching contribution to his or her 401(k) plan in the amount of $152, which is calculated according to a formula consistent with the matching contribution available to all participating team members.

Benefit hours. Our executive officers, other than Mr. Mackey, received additional compensation during the fiscal year in relation to their benefit hours in the following amounts: Mr. Robb received $67,030; Mr. Gallo received $62,002; Ms. Flanagan received $18,939; Mr. Sud received $58,051; Mr. Lannon received $68,724; and Mr. Meyer received $57,035.

Equity incentives. Each of our executive officers, other than Mr. Mackey, received two leadership grants of stock options in connection with our annual grant process in the following amounts: a December 4, 2012 grant of options to purchase 20,000 shares, and a May 31, 2013 grant of options to purchase 4,500 shares. Also in connection with our annual grant process, our executives other than Mr. Mackey received a grant of options on May 31, 2013 based on his or her years of service with the Company in the following amounts: Mr. Robb received options to purchase 194 shares; Mr. Gallo received options to purchase 214 shares; Ms. Flanagan received options to purchase 194 shares; Mr. Sud received options to purchase 143 shares; Mr. Lannon received options to purchase 220 shares; and Mr. Meyer received options to purchase 167 shares.

On February 21, 2013, we rescinded certain unvested stock options granted to each of Walter Robb and A.C. Gallo in May 2010. The purpose of the rescission was that we determined that the original issuance of the stock options may have exceeded the annual per-eligible-person award limit under our stock incentive plan. Our Compensation Committee wished to motivate future performance for Messrs. Robb and Gallo following the rescission of these unvested options. Accordingly, the committee made new grants of restricted stock and stock options to each of them following this rescission. The amounts granted were as follows: 35,800 shares of restricted stock to Mr. Robb and 36,200 shares of restricted stock to Mr. Gallo, and options to purchase 31,600 shares of stock to Mr. Robb and options to purchase 31,800 shares of stock to Mr. Gallo.

On May 29, 2013, our common stock split 2-for-1. All share amounts in this Proxy Statement have been adjusted for the stock split.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in the Company’s Proxy Statement for its 2014 Shareholder Meeting, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee

Mo Siegel (Chair)
Gabrielle Greene
Jonathan Sokoloff
Dr. Ralph Sorenson

Summary Compensation Table for Fiscal Year 2013

The following table includes information concerning compensation for the one-year periods ended September 29, 2013, September 30, 2012 and September 25, 2011 in reference to our named executive officers. Cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation columns of this table, or in the case of a cash payment in exchange for unused paid time off at 75% of the value otherwise due, such payments are disclosed in the Non-Qualified Deferred Compensation table in the year of payment. Except for cash payments in exchange for unused paid time off, total cash compensation received for each named executive officer in relation to each fiscal year is limited to the Company’s salary cap for such fiscal year. For fiscal years 2013, 2012 and 2011, the salary cap was $746,500, $736,200 and $721,000, respectively.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Fiscal Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
	(1)(2)	(3)(4)	(5)	(5)	(6)(7)(8)	(9)
John Mackey - Co-Chief Executive Officer
2013	$1	$-	$-	$-	$-	$-	$1
2012	1	-	-	-	-	69,018	69,019
2011	1	-	-	-	-	78,450	78,451
Walter Robb - Co-Chief Executive Officer
2013	458,600	45,200	1,537,414	898,632	242,700	67,182	3,249,728
2012	453,807	37,426	-	467,020	244,967	64,398	1,267,618
2011	394,692	53,051	-	121,359	273,257	74,601	916,960
A.C. Gallo - President and Chief Operating Officer
2013	458,600	45,200	1,520,426	895,230	242,700	62,154	3,224,310
2012	453,807	37,426	-	467,728	244,967	63,045	1,266,973
2011	399,585	53,051	-	120,716	268,364	53,340	895,056
Glenda Flanagan - Executive Vice President and Chief Financial Officer
2013	458,600	45,200	-	413,172	242,700	19,091	1,178,763
2012	443,532	38,788	-	467,085	253,880	77,515	1,280,800
2011	358,266	53,051	-	121,461	275,432	60,317	868,527
Jim Sud - Executive Vice President of Growth and Business Development
2013	458,600	45,200	-	412,277	242,700	58,051	1,216,828
2012	453,807	37,426	-	465,412	244,967	58,270	1,259,882
2011	383,279	53,051	-	120,073	284,673	49,391	890,464
David Lannon - Executive Vice President of Operations (10)
2013	458,600	45,200	-	413,628	242,700	68,876	1,229,004
2012	435,659	39,831	-	955,803	260,710	76,224	1,768,227
Ken Meyer - Executive Vice President of Operations (10)
2013	458,600	45,200	-	412,698	242,700	57,187	1,216,385
2012	430,519	40,512	-	954,098	265,169	89,637	1,779,935

(1)       Amounts shown in the Salary column of this table reflect the amount actually received by each named executive officer during the fiscal year, not such officer’s annual rate of pay for the indicated fiscal year; rates may be higher than amounts shown due to the named executive officer electing to take time off without pay.

(2)       Effective January 1, 2007, Mr. Mackey voluntarily reduced his annual salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off.

(3)       Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the qualitative portion of the Bonus Plan compensation is disclosed in this column (See Non-Equity Incentive Plan Compensation column of this table for additional compensation under the quantitative portion of the Bonus Plan).

(4)       For fiscal year 2013, the Compensation Committee awarded the maximum qualitative bonus of $137,600 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2013. The quantitative portion of the Bonus Plan award was calculated to be $738,800 for fiscal year 2013. The total of these two amounts is $876,400. The amounts shown in the table as paid were calculated by multiplying approximately 16% (the ratio of the $137,600 qualitative award amount to the total Bonus Plan award amount of $876,400) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer.

(5)       Amounts represent grant date fair value. See Note 13 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 29, 2013 regarding assumptions underlying the valuation of equity awards.

(6)       Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the quantitative portion of the Bonus Plan compensation is disclosed in this column (See Bonus column of this table for additional compensation under the qualitative portion of the Bonus Plan).

(7)       The amount shown in this column for each named executive officer, other than Mr. Mackey, is the total amount paid under the Bonus Plan, less the amount disclosed in the Bonus column of this table.

(8)       For fiscal year 2013, the quantitative portion of the Bonus Plan was calculated to be $738,800. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $137,600 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2013. The total of these two amounts is $876,400. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus column of this table) and after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer.

(9)       Except as noted below, the balance of the amounts in this column related to benefit hours accumulated by the executive during the fiscal year (See the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation table). Also reflected in this Column are the Company’s 401(k) match payments, which are available to all team members. For fiscal year 2013, each executive other than Mr. Mackey and Mr. Sud received $152 in 401(k) match payments.

(10)       Neither Mr. Lannon nor Mr. Meyer was a named executive officer at any time during fiscal year 2011.

Grants of Plan-Based Awards for Fiscal Year 2013

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant	Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
			(2)		(3)	(4)		(5)
John Mackey (1)			$-		-	-	$-	$-
Walter Robb			287,900
	12/4/12				-	20,000	46.04	330,800
	2/21/13				35,800	-	-	1,520,426
	2/21/13				-	31,600	42.47	482,058
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	194	51.86	3,404
A.C. Gallo			287,900
	12/4/12				-	20,000	46.04	330,800
	2/21/13				36,200	-	-	1,537,414
	2/21/13				-	31,800	42.47	485,109
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	214	51.86	3,755
Glenda Flanagan			287,900
	12/4/12				-	20,000	46.04	330,800
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	194	51.86	3,404
Jim Sud			287,900
	12/4/12				-	20,000	46.04	330,800
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	143	51.86	2,509
David Lannon			287,900
	12/4/12				-	20,000	46.04	330,800
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	220	51.86	3,861
Ken Meyer			287,900
	12/4/12				-	20,000	46.04	330,800
	5/31/13				-	4,500	51.86	78,968
	5/31/13				-	167	51.86	2,931

(1)       Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(2)       The Bonus Plan has a qualitative discretionary component (See Summary Compensation Table: Bonus column) and a quantitative component which is described here. The quantitative component of the Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the Bonus Plan are described above under the heading “Cash Compensation: What Our Compensation Program is Designed to Reward.” The amount disclosed as each named executive officer’s “target” under the quantitative portion of the Bonus Plan for fiscal year 2013 is a representative amount. This disclosed figure was determined by calculating the difference between their base salary and the salary cap. Each named executive officer’s compensation under the Bonus Plan for fiscal year 2013 is subject, together with base salary, to the salary cap described in the Compensation Discussion and Analysis section above.

(3)       Mr. Robb’s restricted stock vests as follows: 650 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant. Mr. Gallo’s restricted stock vests as follows: 1,050 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant.

(4)       With the exception of the option grants made to Messrs. Robb and Gallo on February 21, 2013, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. The February 21, 2013 grant to Mr. Robb becomes exercisable as follows: the options become exercisable with respect to 650 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant. The February 21, 2013 grant to Mr. Gallo becomes exercisable as follows: the options become exercisable with respect to 850 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant. All options in the table have a seven-year term.

(5)       See Note 13 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 29, 2013 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End 2013

The following table includes certain information with respect to the value of all restricted stock and unexercised options previously awarded to the named executive officers as of the fiscal year ended September 29, 2013. The number of restricted stock and options held at September 29, 2013 includes restricted stock and options granted under the Whole Foods Market, Inc. 2009 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Stock Incentive Plan for team members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

	Option Awards					Stock Awards
	Number of Securities					Shares or Units of
	Underlying Unexercised					Stock That Have Not
	Options					Vested
			Option	Option			Market
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date		Number	Value
		(1)				(2)
John Mackey	-	-	$-	-		-	$-
Walter Robb	6,248	2,082	20.42	5/14/2017
	4,722	4,720	31.25	5/13/2018
	5,000	15,000	40.81	2/10/2019
	2,342	7,026	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	0	31,600	42.47	2/21/2020
	51,000	31,700	20.42	5/14/2020	(3)
	0	4,694	51.86	5/31/2020
						35,800	2,088,214
A.C. Gallo	0	2,244	20.42	5/14/2017
	4,696	4,696	31.25	5/13/2018
	5,000	15,000	40.81	2/10/2019
	2,354	7,058	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	0	31,800	42.47	2/21/2020
	51,000	31,054	20.42	5/14/2020	(3)
	0	4,714	51.86	5/31/2020
						36,200	2,111,546
Glenda Flanagan	6,634	2,208	20.42	5/14/2017
	4,726	4,724	31.25	5/13/2018
	5,000	15,000	40.81	2/10/2019
	2,344	7,028	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	17,000	33,000	20.42	5/14/2020
	0	4,694	51.86	5/31/2020
Jim Sud	0	2,232	20.42	5/14/2017
	4,672	4,670	31.25	5/13/2018
	5,000	15,000	40.81	2/10/2019
	2,318	6,950	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	14,000	33,000	20.42	5/14/2020
	0	4,643	51.86	5/31/2020
David Lannon	0	2,346	20.42	5/14/2017
	4,704	4,702	31.25	5/13/2018
	14,856	44,566	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	0	13,200	20.42	5/14/2020
	0	4,720	51.86	5/31/2020
Ken Meyer	0	2,320	20.42	5/14/2017
	4,648	4,648	31.25	5/13/2018
	14,830	44,486	44.27	5/11/2019
	0	20,000	46.04	12/4/2019
	6,800	13,200	20.42	5/14/2020
	0	4,667	51.86	5/31/2020

(1)       Other than grants expiring on May 14, 2020 and February 21, 2020, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. Grants expiring on May 14, 2020 become exercisable in nine equal installments each year beginning on the first anniversary of the grant date. The grant to Mr. Robb that expires on February 21, 2020 becomes exercisable as follows: the options become exercisable with respect to 650 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant. The grant to Mr. Gallo that expires on February 21, 2020 becomes exercisable as follows: the options become exercisable with respect to 850 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant.

(2)       Mr. Robb’s restricted stock vests as follows: 650 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant. Mr. Gallo’s restricted stock vests as follows: 1,050 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant.

(3)       As described in the Compensation Discussion and Analysis, in February 2013 Mr. Robb and Mr. Gallo rescinded a portion of these options in the following amounts: options with respect to 67,300 shares for Mr. Robb and options with respect to 67,946 shares for Mr. Gallo. The rescinded portions are not included in the amounts shown in the table.

Option Exercises and Stock Vested for Fiscal Year 2013

The following table includes certain information with respect to the options exercised by the named executive officers and restricted stock awards vesting during the fiscal year ended September 29, 2013.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
		(1)
John Mackey	-	$-	-	$-
Walter Robb	33,608	1,420,985	-	-
A.C. Gallo	17,242	692,130	-	-
Glenda Flanagan	34,046	1,335,160	-	-
Jim Sud	28,414	1,072,944	-	-
David Lannon	19,466	672,354	-	-
Ken Meyer	21,518	749,131	-	-

(1)       Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

Non-Qualified Deferred Compensation for Fiscal Year 2013

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 29, 2013.

Upon termination of employment, all team members are entitled to receive a related lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 29, 2013, in addition to other benefits discussed herein, each executive would have been entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End column of this table.

	Executive		Aggregate
	Contributions	Registrant	Earnings in	Aggregate
	in Last Fiscal	Contributions in	Last Fiscal	Withdrawals	Aggregate Balance at
Name	Year	Last Fiscal Year	Year	Distributions	Last Fiscal Year End
		(1)(2)		(3)	(4)
John Mackey	$-	$-	$-	$-	$456,269
Walter Robb	-	67,030	-	-	596,850
A.C. Gallo	-	62,002	-	-	423,763
Glenda Flanagan	-	18,939	-	127,878	522,538
Jim Sud	-	58,051	-	-	288,123
David Lannon	-	68,724	-	-	242,969
Ken Meyer	-	57,035	-	-	253,093

(1)       Reflects the net increase in amount from last fiscal year, including: (a) any paid time off hours earned this year in excess of hours used; and (b) any increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years. Amounts reported in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)       The amount shown for Ms. Flanagan reflects the increase in her rate of pay from fiscal year 2012 to fiscal year 2013, multiplied by 2,950 paid time off hours that she accumulated as of the date of her salary increase.

(3)       Reflects the net decrease from last fiscal year in paid time off used in excess of hours earned.

(4)       Amounts are calculated using paid time off hours earned at the executives’ 2013 rate of pay of $220.48 per hour ($214.06 per hour for Mr. Mackey), rounded to the nearest hour, as follows: Mr. Mackey 2, 132 paid time off hours; Mr. Robb 2,707 hours; Mr. Gallo 1,922 hours; Ms. Flanagan 2,370 hours; Mr. Sud 1,307 hours; Mr. Lannon 1,102 hours; and Mr. Meyer 1,148 hours. Amounts in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table in previous fiscal years.

Potential Payments on Termination/Change of Control

2010 Executive Retention Plan and Non-Compete Arrangement

During fiscal year 2010, the Company entered into agreements pursuant to our Executive Retention Plan (which we refer to as the “Plan”) with Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer. In keeping with his voluntary decision to reduce his annual salary to $1 and forgo earning any future cash compensation, stock awards and options awards, John Mackey, Co-Chief Executive Officer, opted not to execute such agreement.

Non-Compete and Non-Solicitation Portion of Arrangement

Pursuant to these agreements, if at any time one of the above-named executive’s employment is terminated other than for “cause” (as defined in the Plan) and if within 45 days of such termination, the named executive signs a release and continues compliance with the confidentiality, non-compete, non-solicitation, non-disparagement and other restrictions of the Plan, then the named executive will receive the following from the Company:

  up to a designated amount, for a maximum of five years, paid in equal semiannual installments;

  all stock options granted to the named executive will vest and become immediately exercisable and remain exercisable until the earlier of the fifth anniversary of termination or the original expiration date of the stock option and all restricted stock will vest; and

  reimbursement by the Company of COBRA premiums paid by the named executive.

The confidentiality and non-disparagement restrictions are of unlimited duration. The non-compete and non-solicitation restrictions apply for a period of five years following the termination of the named executive’s employment.

If one of the above-named executive’s (other than Walter Robb) employment is voluntarily terminated by such person for a reason other than a “good reason” (as defined in the Plan), “disability” (as defined in the Plan) or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between either one of the two Co-Chief Executive Officers of the Company and the named executive except as follows. In the event either of the two Co-Chief Executive Officers of the Company are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within 45 days of each other and the named executive subsequently terminates employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment shall not exceed $800,000 for A.C. Gallo, nor $600,000 for Glenda Flanagan or Jim Sud, nor $400,000 for David Lannon or Ken Meyer, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following indicated dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%, and; as of October 1, 2016, 100%.

If Walter Robb’s employment is voluntarily terminated by him, for a reason other than a good reason, disability or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between him and the other Co-Chief Executive Officer of the Company except as follows. In the event that John Mackey dies or terminates employment with the Company for any reason and Walter Robb subsequently terminates his employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment, if any, shall not exceed $800,000 for Walter Robb, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following indicated dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%, and; as of October 1, 2016, 100%.

If a termination of the executive’s employment, not by the executive and other than for cause, had occurred as of September 29, 2013, and if the executive elected to comply with non-compete and other material provisions, we estimate the value of the benefits described above would have been as follows:

		Accelerated	Accelerated	Monthly
	Semiannual	Vesting of Stock	Vesting of	Reimbursement of
Named Executive Officer	Payment Amount	Options	Restricted Stock	COBRA Premiums
	(1)	(2)	(3)	(4)
Walter Robb	$800,000	$2,547,425	$2,088,214	$259
A.C. Gallo	800,000	2,532,178	2,111,546	916
Glenda Flanagan	600,000	2,100,445	-	524
Jim Sud	600,000	2,098,466	-	705
David Lannon	400,000	1,619,615	-	1,051
Ken Meyer	400,000	1,615,700	-	1,051

(1)       Paid in equal semiannual installments for a maximum of five years, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire five-year period, the total amount payable would be: $8,000,000 for Mr. Robb; $8,000,000 for Mr. Gallo; $6,000,000 for Ms. Flanagan; $6,000,000 for Mr. Sud; $4,000,000 for Mr. Lannon; and, $4,000,000 for Mr. Meyer. The executives would receive an additional semi-annual payment reflecting the increase in the Consumer Price Index between the date of the executive’s agreement under the plan and his or her termination date. These additional semi-annual payments would range from $14,140 to $2,828.

(2)       Reflects the value of options that would accelerate and vest based upon the Company’s stock price on the last trading day of the fiscal year of $58.33 minus the exercise price of such options.

(3)       Reflects the value of restricted stock that would accelerate and vest based upon the Company’s stock price on the last trading day of the fiscal year of $58.33.

(4)       Paid monthly for a maximum of 18 months, subject to the executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire 18-month period, the total amount payable would be: $4,654 for Mr. Robb; $16,491 for Mr. Gallo; $9,423 for Ms. Flanagan; $12,690 for Mr. Sud; $18,927 for Mr. Lannon; and $18,927 for Mr. Meyer.

Change of Control Portion of Arrangement

These agreements also provide that for the two-year period following a change of control:

  the named executives’ annual base salary will be at least equal to 26 times the highest bi-weekly base salary rate applicable to the named executive in the one-year period immediately preceding the month in which the change of control occurs;

  the named executive’s annual bonus will be calculated according to the formula used to calculate the named executive’s last annual bonus paid prior to the change of control (unless any comparable bonus under the Company’s successor plan would result in a higher payment to the named executive);

  the named executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to similarly titled persons of the Company or affiliated companies, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such plans, practices,policies and programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control;

  the named executive will be eligible to participate in the Company’s medical, dental, disability, life and other insurance programs, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control; and

  the named executive will receive certain other benefits consistent with those provided prior to the change of control.

If a change of control had occurred as of September 29, 2013 and the named executives continued in the employ of the Company for the two-year period, we estimate the value of the benefits described above would have been as follows:

			Participation in	Participation in
Named Executive			Incentive and	Insurance
Officer	Salary	Bonus	Retirement Plans	Programs	Other Benefits
	(1)	(2)			(3)
Walter Robb	$917,200	$575,800	$-	$6,748	$5,843
A.C. Gallo	917,200	575,800	-	26,996	5,843
Glenda Flanagan	917,200	575,800	-	12,564	5,843
Jim Sud	917,200	575,800	-	16,601	5,843
David Lannon	917,200	575,800	-	31,504	5,843
Ken Meyer	917,200	575,800	-	31,504	5,843

(1)       Calculated as two times the current base salary.

(2)       Calculated as approximately two times the bonus amount payable under the Bonus Plan for fiscal year 2013, starting with the salary cap and deducting the fiscal year 2013 base salary amount.

(3)       Figure represents an estimate of reimbursement for reasonable work-related expenses.

In addition, during such two-year period, if a named executive officer is terminated other than for cause or if a named executive officer voluntarily terminates employment with good reason (collectively an “involuntary termination”) or dies, then the named executive officer or his or her estate or beneficiaries, as applicable, will be entitled to receive from the Company a lump sum amount equal to three times the sum of (a) the executive’s annual base salary and (b) the average of the last three bonuses paid to the executive. If a change of control and involuntary termination or death of the named executive officers had occurred as of September 29, 2013, we estimate the value of this lump sum amount would have been as follows:

Named Executive Officer	Lump Sum Severance Payment
(1)
Walter Robb	$2,251,700
A.C. Gallo	$2,251,700
Glenda Flanagan	$2,251,700
Jim Sud	$2,251,700
David Lannon	$2,390,100
Ken Meyer	$2,381,500

(1)       Payment is based on three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the executive calculated by starting with the applicable salary cap in each year and deducting the executive’s annual base salary for the year.

In addition to the payments above, each of the named executive officers is entitled to a payout of his or her balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

1991 Retention Agreement

In 1991, the Company entered into a retention agreement with Mr. Mackey. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes (1) a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or (2) the sale of all or substantially all of the Company’s assets. The benefits to be received by Mr. Mackey if his employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then-current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and an involuntary termination of employment other than for cause had occurred as of September 29, 2013, we estimate the value of the benefits under the Retention Agreement would have been as follows:

		Continuation	Accelerated
	Lump Sum	of Insurance	Vesting of
Named Executive Officer	Severance Payment	Benefit	Stock Options
(1)
John Mackey	$1	$14,659	$-

(1)       Payment based on Mr. Mackey’s fiscal year 2013 salary of $1 plus receipt of no bonus under the Bonus Plan.

In addition to the payments above, Mr. Mackey is entitled to a payout of his balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditor for fiscal year 2014. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the

Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young will be present at the 2014 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2014.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Independent Public Accountants

Ernst & Young LLP has served as our independent auditor since April 2001. Ernst & Young has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 29, 2013. Our Audit Committee has appointed Ernst & Young as our independent auditor for fiscal year 2014.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for fiscal years ended September 29, 2013 and September 30, 2012 (in thousands):

	2013	2012
Audit fees	$1,610	$1,580
Audit-related fees	-	-
Tax fees	-	9
All other fees		-
Total	$1,610	$1,589

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2013 and 2012, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and of the Company’s internal control over financial reporting, review of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q, and consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees
We did not engage Ernst & Young for audit-related services in fiscal year 2013 or 2012.

Tax Fees
Tax fees in fiscal year 2012 include fees for consultations on tax compliance matters.

All Other Fees
We did not engage Ernst & Young for other services in fiscal year 2013 or 2012.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young for fiscal years 2013 and 2012 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Audit Committee Report

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 29, 2013. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 29, 2013, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2013 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2013.

Audit Committee

Gabrielle Greene (Chair)
Dr. John Elstrott
Hass Hassan
Jonathan Seiffer
Mo Siegel

BOARD OVERSIGHT OF ENTERPRISE RISK

Risk management is primarily the responsibility of the Company’s management team. However, our Board of Directors oversees the management team’s assessment of the material risks faced by the Company at both the full Board of Directors level and at the committee level. In accordance with our Audit Committee charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for monitoring Company risk and the Company’s control system and for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the Audit Committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The Audit Committee reports on risk to the full Board of Directors as necessary.

In addition, each quarterly Board report from management addresses matters of particular importance or concern including any significant areas of risk that require Board of Directors and/or committee attention. Throughout the year the Board of Directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2013 Related Party Transactions

During fiscal year 2013, the Company received lease payments totaling approximately $0.5 million from BookPeople, Inc. (“BookPeople”), a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million.

Related Party Transactions in General

The Nominating & Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Company’s Code of Business Conduct requires officers and directors to contact the chairperson of the Nominating & Governance Committee regarding potential conflicts of interest which would include potential related party transactions. The Nominating & Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Nominating & Governance Committee, the Company expects that the committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the committee would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2013 that was submitted to the Nominating & Governance Committee for approval as a “related party” transaction.

PROPOSAL 4 – SHAREHOLDER PROPOSAL REGARDING A POLICY RELATED TO THE RECOVERY OF UNEARNED MANAGEMENT BONUSES

We recently received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (who we refer to as the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has furnished evidence of ownership of no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Recovery of Unearned Management Bonuses

RESOLVED: Shareholders request our board to take the steps necessary to enable our company to recover unearned incentive bonuses or other incentive payments to all senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved and/or resulted from fraud or error(s). Restatements are one means to determine such unearned bonuses.

This proposal applies to all such senior executives who received unearned bonuses, not merely executive(s) who cooked the books. This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged -for the good of our company -to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

It is important to note that this proposal includes application to recovery of management bonuses that simply resulted from honest error. This proposal topic won 62%-support at the Motorola 2007 annual meeting.

This proposal should also be more favorably evaluated due to our company’s shortcomings in its corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, cited a number of concerns. Our board had the unilateral ability to amend our company’s charter without shareholder approval. On the other hand shareholders could not utilize cumulative voting and shareholders lacked fair price provisions to help insure that all shareholders are treated fairly.

There was not one non-executive member of our board who had general expertise in risk Management. Yet Whole Foods had a higher shareholder class action litigation risk than 76% of all rated companies according to GMI.

Other company executives, in addition to our CEO, currently served on our board. There were Related Party Transaction concerns. Our company had not adopted effective stock ownership guidelines for our CEO. Plus we had a 17% potential stock Dilution.

Our company had come under investigation, or been subject to fine, settlement or conviction as a result of its environmental practices and for unfair labor practices or other labor violations (direct or supply chain) according to GMI. Our company had also been the target of allegations by a responsible party or media reports, or been subject to fine, settlement or conviction for child labor violations (direct or supply chain).

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Recovery of Unearned Management Bonuses- Proposal 4

OUR STATEMENT IN OPPOSITION

We believe this proposal is unnecessary and should not be adopted because we have a recoupment policy in place. In addition, our other current Company policies require compliance with generally accepted accounting principles and existing laws.

We have adopted a policy regarding recoupment of unearned incentive based compensation in the event of an accounting restatement. This policy is described in our Compensation Discussion and Analysis on page 15 of this Proxy Statement.

Our commitment to accurate financial reporting is reflected not only in our recoupment policy but also in our Code of Business Conduct and other policies. Our Code of Business Conduct requires all team members to act to promote full, fair, accurate, timely and understandable disclosure and reporting of Company information, including the Company’s financial results and financial condition and to comply with Company policies, procedures and controls designed to promote accurate and complete recordkeeping. Our Code further provides that our accounting and financial reporting must follow all applicable generally accepted accounting principles and laws, as well as the Company’s accounting policies.

Even without our recoupment policy, existing rules require recoupment in certain cases and new related rules are still pending from the SEC and NASDAQ. Applicable law, including the Sarbanes-Oxley Act of 2002, requires recoupment of some of the executives’ awards if a misstatement resulted from misconduct. In addition, the SEC and NASDAQ have yet to promulgate regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act with respect to recoupment policies for public companies. When these final rules are adopted, we expect to revise our existing recoupment policy as necessary to comply.

While we believe that many of the proponent’s statements are not relevant to the proposal, we wish to add context to some of these statements and correct any false or misleading statements as follows:

  The proponent refers to a non-public report from GMI Ratings stating that a number of concerns were cited. We have not seen a full report, but two summary reports were provided to us. In its summary Environmental, Social and Governance Analysis, GMI Ratings actually noted that it had a low level of concern in most areas. Moreover, in its summary Accounting and Governance Risk Analysis, GMI Ratings stated that the Company ranked in the 80th percentile of all companies in North America.

  The proponent falsely stated that our Board of Directors has the unilateral ability to amend our charter without shareholder approval. In actuality, under the Texas Business Organizations Code, any amendments to our certificate of formation must be adopted by shareholders.

  The proponent falsely states that no non-executive members of our Board of Directors have general expertise in risk management. In reality, as disclosed in our directors’ biographies in our Proxy Statements, each of our non-executive directors has general experience in risk assessment and, through his or her years of experience on our board, has a deep understanding of the risk management considerations that apply specifically to our Company.

  The proponent falsely states that our Company has other executives besides our chief executive officer on the Board of Directors. In reality, our Co-Chief Executive Officers are the only members of our Board of Directors who are also executives of Whole Foods Market.

  The proponent states that concerns exist about related party transactions but fails to voice any specific concerns. In this Proxy Statement, one related party transaction, which was reviewed and approved by the Nominating & Governance Committee of our Board of Directors, is reported as required under federal securities laws, and it is not material.

  The proponent states that we have no stock ownership guidelines for our chief executive officer. While it is accurate that there are no explicit guidelines, Mr. Mackey and Mr. Robb, as reported in the Beneficial Ownership Table in this Proxy Statement, as of December 5, 2013 beneficially owned 929,933 shares and 211,258 shares, respectively.

  The proponent makes a vague and inflammatory claim about our being under investigation or involved in litigation relating to various subjects. Although it is unclear what matters the proponent is referring to, we are a large, Fortune 300 company, and as such have been and will likely continue to be the target of litigation. We publicly disclose, as required by federal securities laws, any cases or matters that are material to an investment in our Company. We believe that we are viewed by many to be a highly ethical company and are frequently lauded as such for our business practices. For example, in 2013, Ethisphere Institute included us for the fifth time on its “World’s Most Ethical Companies” list, recognizing our commitment to ethical leadership, compliance practices and social responsibility.
PROPOSAL 5 – SHAREHOLDER PROPOSAL RELATED TO CONFIDENTIAL VOTING

We recently received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (who we refer to as the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has furnished evidence of ownership of no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Confidential Voting

Shareholders request our Board of Directors to take the steps necessary to adopt a policy that prior to the Annual Meeting, the outcome of votes cast by proxy on uncontested matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. This enhanced confidential voting requirement should apply to (i) management-sponsored or Board-sponsored resolutions seeking approval of executive pay or for other purposes, including votes mandated under NYSE rules; (ii) proposals required by law, or the Company’s Bylaws, to be put before shareholders for a vote (e.g., say-on- pay votes); and (iii) shareholder resolutions submitted for inclusion in the proxy pursuant to SEC Rule 14a-8.

This enhanced confidential voting requirement shall not apply to elections of directors, or to contested proxy solicitations, except at the Board’s discretion. Nor shall this proposal impede the Company’s ability to monitor the number of votes cast for the purpose of achieving a quorum, or to conduct solicitations for other proper purposes.

Although “confidential voting’’ rules guarantee a secret ballot, corporate officers are able to monitor voting results and take active steps to influence the outcome even on matters, such as ratification of stock options or other executive pay plans, where they have a direct personal stake in the outcome.

As a result, a Yale Law School study concluded: “Management-sponsored proposals (the vast majority of which concern the approval of stock options or other bonus plans) are overwhelmingly more likely to win a corporate vote by a very small amount than lose by a very small amount to a degree that cannot occur by chance.”

“The results [data on close proxy votes] indicate that, at some point in the voting process, management obtains highly accurate information about the likely voting outcome and, based on that information, acts to influence the vote,” concluded Yale Professor Yair Listokin’s 2008 study (“Management Always Wins the Close Ones”) published in the American Law and Economics Review.

Professor Listokin based his conclusion on more than 13,000 management-sponsored resolutions over a seven-year period, a majority of which related to approval of executive pay. While most votes are not close, close votes are won by management at a rate that “should occur by chance less than one in one billion times,” Listokin concluded.

The NYSE Listed Company Manual observes that “an increasing number of important corporate decisions are being referred to shareholders for their approval....The Exchange encourages this growth in corporate democracy.”

However, we believe “corporate democracy” is distorted if, in close elections, senior executives can change the outcome of votes on executive pay by monitoring voting results and using corporate resources to solicit the votes needed to win.

As Professor Listokin concluded, “management’s ability to obtain accurate information while voting is still occurring should be stopped because it gives management an important advantage relative to opponents of a resolution.”

Confidential Voting – Proposal 5

OUR STATEMENT IN OPPOSITION

We believe that our current voting procedures are in the best interests of our shareholders and that the proponent’s proposal is unnecessary and, as such, should not be adopted.

We communicate with our shareholders and monitor the voting tally for a variety of lawful purposes, which we believe are customary and beneficial to shareholders. For example, we may contact larger shareholders to urge them to cast their ballots to assure a quorum, to ask if they have any questions about the upcoming shareholder meeting or our proxy disclosures, or to learn more about their decision-making processes.

We believe the proposal is unnecessary because the majority of our shareholders already vote confidentially or have the means to do so. The majority of our shares are held in street name through a broker, bank or other nominee, and as such, these shareholders already have the means to vote confidentially. For shares registered directly in the name of the shareholder, the shareholder may attain confidential voting by re-registering their shares in street name. Shares held by participants in our 401(k) plan are held in trust and are voted confidentially by the trustee.

We have an obligation to act in the best interests of our Company and look after the interests of all of our shareholders. Our Board of Directors, elected by the shareholders, is charged with approving proposals management or shareholders put forth which they believe to be in the best interest of our shareholders. Likewise, they oppose management or shareholder proposals they believe to not be in the best interests of our shareholders. We can most efficiently advocate for or oppose proposals when we are aware of the voting tally results and are permitted to discuss them with our shareholders.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities as of December 5, 2013, (ii) each director of the Company, (iii) our named executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. In the case of our directors and executive officers, the ownership levels are as of December 5, 2013. In the case of shareholders owning more than 5% of our shares, the ownership levels are as of the latest Form 13G or 13G/A filed with the SEC as of the date of this Proxy Statement (as adjusted for the Company’s 2-for-1 stock split that occurred on May 31, 2013).

	Common Stock
	Number of Shares	Percent
Name	Beneficially Owned	of Class

Baillie Gifford & Co. (1)	22,220,252	5.97%
Prudential Financial, Inc. (2)	20,081,472	5.40%
T. Rowe Price Associates, Inc. (3)	19,391,184	5.21%
Dr. John Elstrott (4)	60,068	*
Glenda Flanagan (5)	265,075	*
A.C. Gallo (6)	119,310	*
Gabrielle Greene (7)	48,222	*
Hass Hassan (8)	57,848	*
Stephanie Kugelman (9)	29,912	*
David Lannon (10)	24,977	*
John Mackey (11)	929,933	*
Ken Meyer (12)	33,428	*
Walter Robb (13)	211,258	*
Jonathan Seiffer (14)	164,781	*
Mo Siegel (15)	61,780	*
Jonathan Sokoloff (16)	917,640	*
Dr. Ralph Sorenson (17)	78,304	*
Jim Sud (18)	202,402	*
Kip Tindell (19)	70,884	*
Including indirect beneficial ownership,
all 16 directors and officers as a group (20)	3,266,792	*

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1)       Based upon the report on Form 13G/A, filed with the SEC on February 7, 2013. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland UK. The Form 13G/A reported sole voting power over 14,588,320 shares, shared voting power over 0 shares, sole dispositive power over 22,220,252 shares and shared dispositive power over 0 shares.

(2)       Based upon the report on Form 13G/A, filed with the SEC on February 11, 2013. The address of Prudential Financial, Inc. (“Prudential”) is 751 Broad Street, Newark, New Jersey 07102-3777. The Form 13G/A reported sole voting power over 409,864 shares, shared voting power over 11,110,244 shares, sole dispositive power over 409,864 shares and shared dispositive power over 19,671,608 shares. Jennison Associates LLC (“Jennison”) filed a separate Schedule 13G/A with the SEC on February 13, 2013 reporting beneficial ownership of 19,645,186 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares held by such Managed Portfolios

(3)       Based upon the report on Form 13G/A, filed with the SEC on February 11, 2013. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. The Form 13G/A reported sole voting power over 6,794,036 shares, shared voting power over 0 shares, sole dispositive power over 19,391,184 shares and shared dispositive power over 0 shares.

(4)       Includes 15,128 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(5)       Includes 40,704 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(6)       Includes 58,050 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(7)       Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 12,448 shares of common stock subject to pledge, all of which Ms. Greene pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(8)       Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(9)       Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(10)     Includes 24,560 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(11)     Includes 0 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Does not include 100,000 shares beneficially owned by Mr. Mackey’s spouse for which Mr. Mackey disclaims beneficial ownership.

(12)     Includes 31,278 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(13)     Includes 74,312 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 40,000 shares of common stock subject to pledge, all of which Mr. Robb pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(14)     Includes 4,626 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 3,376 exercisable stock options held for the benefit of Leonard Green & Partners, L.P. (“LGP LP”). LGP LP separately holds 2,280 shares of stock and 6,750 exercisable stock options in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Seiffer and are included in the table.

(15)     Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(16)     Includes 4,626 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 3,376 exercisable stock options held for the benefit of LGP LP. LGP LP separately holds 2,280 shares of stock and 6,750 exercisable stock options in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Sokoloff and are included in the table.

(17)     Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(18)     Includes 26,990 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 108,312 shares of common stock subject to pledge, all of which Mr. Sud pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(19)     Includes 20,504 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(20)     The 2,280 shares of stock and 6,750 exercisable stock options held by LGP LP in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors have only been counted once in this row and for purposes of this footnote. Amount shown includes 410,048 shares of common stock issuable upon exercise of outstanding stock options and any shares of which the individuals have the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, except as set forth below, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports: 1,600 shares held by Mr. Elstrott’s spouse since 1999 were omitted in all reports since the date of purchase. These shares were reported on a Form 4 filed on August 6, 2013.

Shareholders’ Proposals

Pursuant to SEC Rule 14a-8, any proposal that a shareholder of the Company wishes to have considered in connection with the 2015 Annual Meeting of Shareholders must be submitted to the Corporate Secretary at our principal executive offices no later than September 12, 2014, and in accordance with related provisions of the Company’s current Bylaws.

Shareholder proposals submitted for consideration at the 2015 Annual Meeting of Shareholders but not submitted for inclusion in our Proxy Statement for our 2015 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our principal executive offices not later than 120 days prior to the anniversary of the date on which we mailed our proxy materials for our 2014 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no later than September 12, 2014. However, if the date of the 2015 Annual Meeting is not within 30 days of February 24, 2015, notice by the shareholder of a proposal must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is made. Shareholder proposals or nominations must include the specified information described in our bylaws.

Multiple Shareholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, to a shareholder at a shared address to which a single copy was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy in the future. Registered shareholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, in the future or registered shareholders sharing an address wishing to receive a single copy in the future may contact Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

WHOLE FOODS MARKET, INC.
550 BOWIE STREET
AUSTIN, TX 78703

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on February 23, 2014.

For participants in the Company's 401(k) plan, your proxy must be received by 11:59 P.M. (Eastern Time) on February 20, 2014.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M65210-P44887-Z61976	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WHOLE FOODS MARKET, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors recommends that you vote FOR the following director nominees:

1.	ELECTION OF DIRECTORS:			☐	☐	☐

	01)	DR. JOHN ELSTROTT	07)	JONATHAN SEIFFER
	02)	GABRIELLE GREENE	08)	MORRIS (MO) SIEGEL
	03)	SHAHID (HASS) HASSAN	09)	JONATHAN SOKOLOFF
	04)	STEPHANIE KUGELMAN	10)	DR. RALPH SORENSON
	05)	JOHN MACKEY	11)	WILLIAM (KIP) TINDELL, III
	06)	WALTER ROBB

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following company proposals:		For	Against	Abstain

2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2014.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain

4.	SHAREHOLDER PROPOSAL REGARDING A POLICY RELATED TO THE RECOVERY OF UNEARNED MANAGEMENT BONUSES.	☐	☐	☐

5.	SHAREHOLDER PROPOSAL RELATED TO CONFIDENTIAL VOTING.	☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M65211-P44887-Z61976

PROXY
WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on February 24, 2014 at 8:00 a.m., local time, at the Hilton Austin, 500 East 4th Street, Austin, TX 78701 and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Walter Robb and each of them, as proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his/her proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:
  FOR ALL NOMINEES FOR DIRECTORS;
  FOR THE APPROVAL OF THE COMPENSATION PACKAGE GRANTED TO OUR NAMED EXECUTIVE OFFICERS;
  FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING A POLICY RELATED TO THE RECOVERY OF UNEARNED MANAGEMENT BONUSES; AND
  AGAINST THE SHAREHOLDER PROPOSAL RELATED TO CONFIDENTIAL VOTING.

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares owned, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE